Exhibit 10.33

SECOND AMENDMENT TO SUBLEASE OF SPACE

755 S JASON ST, UNIT 150, DENVER, CO 80223

THIS SECOND AMENDMENT TO SUBLEASE OF SPACE (“Agreement”), is entered into on August 1, 2021, by and between Diego Pellicer Worldwide, Inc. (“Sublessor”) and Royal Asset Management, LLC (“Sublessee”). Sublessor and Sublessee may collectively be referred to as the “Parties,” or individually as a “Party.”

RECITALS:

A.	WHEREAS, effective August 1,2015, William P. Vassil, 755 S Jason Street, LLC and Sublessor entered into a lease agreement, as amended (“Lease”), for certain premises located at 755 S Jason St, Unit 150, Denver, Colorado, 80223 (“Premises”).

B.	WHEREAS, effective August 1, 2015, Sublessor entered into a sublease agreement (“Sublease”), as amended, and leased the Premises to RME Group, LLC (“RME”).

C.	WHEREAS, effective July 15,2017, RME assigned its rights under the Sublease to Sublessee, which assignment Sublessor consented to.

NOW, THEREFORE, in consideration of the conditions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, all Parties agree as follows:

1.	Extension of Term. The Parties hereby agree to extend and continue the Sublease for an additional term of three (3) years, with a new Lease termination date of July 31, 2024 (the “Extended Term”), upon the terms and conditions contained in herein, except the Base Rent will be (a) $26,300 per month, from August 1, 2021, through and including July 31, 2022; (b) $27,809 per month from August 1, 2022, through and including July 31, 2023; and (c) $28,621.67 per month from August 1, 2023, through and including July 31,2024.

2.	Additional Option Period. Sublessee shall, provided the Sublease is in full force and effect and Sublessee is not in default under any of the terms and conditions of the Sublease at the time of notification or commencement, have two (2) options to extend the Sublease for an additional term of three (3) years each as of the date the extension term is to commence, on the same terms and conditions set forth in the Sublease, as amended. If Sublessee elects to exercise either option, Sublessee shall provide notice to Sublessor of Sublessee’s intent to exercise its option to extend, no less than one hundred and twenty (120) days prior to the end of the Extended Term. Each subsequent year, the Base Lease Rate shall increase by three percent (3%) over the preceding year.

3.	Miscellaneous.

a.	In the event of any litigation arising out of or in connection with this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees, costs and expenses.

b.	The Sublease as modified herein remains in full force and effect and is ratified by the Parties. In the event of any conflict between the Sublease and this Agreement, the terms and conditions of this Agreement shall control.

Second Amendment to Sublease of Space	1

c.	This Agreement is binding upon and inures to the benefit of the Parties hereto and their heirs, personal representatives, successors and assigns.
d.	This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this agreement on the date written hereinabove.

SUBLESSOR:	SUBLESSEE:
DIEGO PELLICER WORLDWIDE, INC	ROYAL ASSET MANAGEMANT, LLC

By:	By:

Print:	Nello Gonfiantini III, CEO	Print:	Neil Demers

Date:	8/20/21	Date:	8/20/21

AGREED AND CONSENTED TO:

LESSOR:	LESSOR:
WILLIAM P. VASSIL	755 S. JASON STREET, LLC

By:	By:

Print:	WILLIAM P. VASSIL	Print:	JAMES J. DOMENICO - Manager

Date:	August 15, 2021	Date:	8-15-21

LESSOR:
JAMES J. DOMENICO

By:

Print:	JAMES J. DOMENICO

Date:	8-16-21

Second Amendment to Sublease of Space	2